Farmer Mac Appoints Brad Nordholm as President
and Chief Executive Officer

WASHINGTON, October 1, 2018 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s largest secondary market for agricultural real estate mortgages, today announced that its Board of Directors has selected Bradford T. Nordholm as President and Chief Executive Officer of the company, effective October 15, 2018. Lowell Junkins, who has served as Farmer Mac’s Acting President and CEO since December 2017, will continue as Chairman of the Board, a role that he has held since 2010.

Mr. Nordholm brings broad background knowledge and leadership experience in the agriculture, energy, capital markets, financial cooperatives, and GSE sectors. Over a career spanning four decades, Mr. Nordholm has positively impacted all of the organizations he has been involved in, whether as a senior executive, board member, or CEO. He joins Farmer Mac from Starwood Energy Group Global, LLC, a leading private investment firm specializing in energy infrastructure, where he served as the company’s first CEO from 2006 to 2016 and most recently as Vice Chairman. Under his leadership and direction, Starwood Energy, an affiliate of Starwood Capital, has achieved significant growth and success having raised over $3 billion of private equity capital that was deployed into value-add, profitable investments in innovative power generation and transmission projects across North America.

Immediately prior to joining Starwood Energy, Mr. Nordholm founded and served as CEO of an energy and power-focused investment firm after serving as General Manager at Aquila, Inc., a leading merchant energy company that was acquired by Kansas City Power & Light. Mr. Nordholm spent the first half of his career in banking focused on agriculture and cooperative organizations, including executive leadership positions at National Cooperative Bank (NCB), a GSE examined by the Farm Credit Administration, where he helped pioneer the securitization of commercial and mortgage loans. After 11 years at NCB, Mr. Nordholm was recuited by federal regulators to serve as CEO of a $25 billion financial services coooperative owned by the nation’s corporate credit unions.

Through his professional and personal pursuits, Mr. Nordholm has always been drawn to the land and has maintained his affinity for and a direct connection to rural America. He was born and raised in Cloquet, Minnesota and completed his undergraduate degree in Economics at Carleton College where he later served on its Board of Trustees. He began his career as a ranch hand in Montana and then worked as an analyst and corporate financier for Federal Land Bank of St. Paul and Interregional Service Corporation of Minneapolis, both of which were eventually acquired by entities within the Farm Credit System.

“Brad is a seasoned financial services executive with a long track record of fostering organizational growth and vitality in environments with characteristics well-matched to our organization, customers, and other stakeholders,” said Mr. Junkins. “He has a wealth of experience developing and leading top-

performing teams and has built a reputation for his high-integrity leadership, collegiality, and purpose of mission. Brad is well-respected for his financial and business acumen and has devoted his career to solving complex problems, creating opportunities, and delivering value on a broad scale in the agriculture, banking, and energy and power industries – the same industries we have been so proud to serve for the last 30 years.”

Barry Sternlicht, Chairman and CEO of Starwood Capital, added, “Throughout his tenure at Starwood Energy, Brad provided strong leadership to the firm. He is universally respected by investors, colleagues, and across the energy industry. We are proud of him and wish him well in his new role at Farmer Mac.”

“I have long admired Farmer Mac’s unwavering commitment to finding innovative financial solutions to serve the needs of rural America. I’m proud to join the team in this role at such a critical moment for the company and for the American agricultural economy as a whole,” said Mr. Nordholm. “I look forward to working in Washington, D.C. and throughout the country with the motivated, dedicated, and talented team at Farmer Mac as we strive to successfully deliver on the company’s core mission of increasing the availability and affordability of credit for our nation’s farmers and ranchers.”

“We conducted an exhaustive global search to find the best candidate for this important role,” commented Richard Davidson, Chairman of Farmer Mac’s CEO Search Committee. “Brad stood out among a pool of highly qualified and diverse finalists with his understanding of our business and his deep experience in the financial services environment that has included ag and energy finance, capital markets, and credit. Most importantly, he shares our values, our vision, and our commitment to serving those who help set the global standard in agriculture and rural utilities while advancing the livelihood of rural communities throughout the United States.”

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s largest secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than 30 years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

2